COMPUSONICS VIDEO CORPORATION



August 14, 1998



Mr. Ethan Matyas
2121 West Berteau #1
Chicago, IL  60618-2927

Re:  Offer of Employment

Dear Ethan:

We are pleased to extend to you this formal offer of employment to join Compusonics Video Corporation ("CVC" or the "Company"). The terms and conditions of this offer and your employment with the Company are set out below.

(1)Position: Reporting directly to me, you will serve in the capacity of Director of Professional Services, either of the Company, or a newly created, wholly owned subsidiary or division of the Company.

(2)Location: Initially, you will be based in the Chicago, Illinois area, and will be allowed to work in you home.

(3)At Will Employment: Your employment at CVC will be "at will", meaning that either you or the Company can terminate your employment at will at any time for any reason.

(4)Base Salary: Your base salary shall be $60,000.00 per annum, payable on a monthly basis.

(5)Bonuses: During your first year of employment, you will be eligible to earn performance bonuses of $4,000 for each quarter in which you achieve all of a set of quarterly goals that you and I will mutually agree on advance. Each of these quarterly bonuses will be paid to you in advance of the quarter, but in the event that you do not achieve all of the goals for a given quarter, your future bonus advances will be reduced accordingly. You will also be eligible to receive bonuses authorized by CVC's management and approved by its Board of Directors from time-to-time in their sole discretion, based on your performance, but there is no guarantee that you will receive any such bonuses.

(6)Performance Reviews: As Director of Professional Services for CVC, your performance will be reviewed annually.

(7)Outside Activities: You will be required to devote all of your time to the activities of CVC; you will not be allowed to devote time to business interests outside CVC. Any business opportunities that may become available to you must be referred to the CVC. The above restrictions on your outside activities are not intended to prevent you from engaging in personal investments unrelated to the Company's business, providing that such activities do not diminish your performance with the Company and are conducted outside the Company's normal business hours.

(8)Other Benefits: You will receive the following certain additional employee benefits: (I) health insurance (including dental), (ii) annual paid vacation of two (2) weeks and (iii) a car allowance of $400.00 per month and (iv) reimbursement for business use of a cell phone and/or pager. In the event that your employment with the Company terminates for any reason, you will be permitted to transfer the cell phone/pager service and related telephone numbers into your name, at your expense, provided however that such numbers have not become recognized by the Company's customers as a point of contact with the Company, or are of no material business value to the Company. In addition to the above mentioned car allownace, the Company will reimburse you for the actual cost of fuel and tolls for any business trip you may make outside the metropolitan Chicago area. The Company will reimburse you for the cost of your exiting health insurance benefits under COBRA until such time as you become covered by the health insurance provided by the Company. It is presently the Company's intention to establish some form of retirement benefit plan in the future; you will be eligible to participate in such plan when it comes into effect, in accordance with the terms and conditions of that plan. The foregoing and all other benefits are subject to the terms of the plans including eligibility and vesting requirements as amended from tiem to time.

(9)Other Expense Reimbursement: You will be reimbursed for all out-of-pocket expenses which you incur on Company business that are reasonable and necessary, in accordance with Company policy established from time-to-time. Current Company policy requires that you adequately document and justify these expenses in accordance Company guidelines. We will also reimburse you for the direct, reasonable and necessary costs of operating an office in you home, however, all of theses costs must be approved in advance as part of bugets you submit to and which are approved by CVC's management from time-to-time.

(10)Employment Date:   The official starting date of your employment will
   August 17, 1998.

(11)Employment Application: This offer and your employment with the Company are subject to your completion of the Company's standard Employment Application, a review and verification of the information contained therein to the
   Company's satisfaction, and your execution of the Company's Employee Agreement, a copy of which has been previously supplied to you.

We are very excited about the possibility of your joining CVC as our Director of Professional Services. If you agree with the terms and provisions outlined above, please sign a copy of this letter in the space provided below and return it to me as your acknowledgement and acceptance of our offer. This offer of employment expires on August 17th at 5:00 PM EST.


Sincerely,

/s/ Rick Hebard
-------------------------
Rick Hebard
President

                     I accept the foregoing offer and terms of employment

                     /s/ Ethan Matyas
                     ------------------------------
                     Ethan Matyas